EXHIBIT 10.17

SINGLE USE LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of April 6, 2009 (the “Effective Date”) by and between NEC Electronics Corporation, a Japanese corporation having its principal offices at 1753, Shimonumabe, Nakahara-ku, Kawasaki, Kanagawa 211-8668, Japan (“NEC”) and MaxLinear, Inc., a Delaware corporation having its principal offices at 2036 Corte del Nogal, Suite 200, Carlsbad, CA 92009, U.S.A. (“MaxLinear”).

RECITALS

A.	MaxLinear desires to obtain license for certain of NEC’s IP core on a single use license basis, and

B.	NEC desires to grant to MaxLinear such single use license in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein, the parties hereby agree as follows:

SECTION 1 DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1.1

“Licensed IP Core” means the IP core, consisting of such Deliverables as specified in Exhibit A (1). The modifications of the Licensed IP Core as delivered by NEC to MaxLinear hereunder, if any, shall be considered as the Licensed IP Core.

1.2

“Licensed Documentation” means the documentation relevant to the Licensed IP Core, consisting of such Deliverables as specified in Exhibit A (2). The modifications of the Licensed Documentation as delivered by NEC to MaxLinear hereunder, if any, shall be considered as the Licensed Documentation.

1.3	“Licensed Board” means the evaluation board which contains of such Deliverables as specified in Exhibit A (3).

1.4	“Deliverables” means the deliverable items to be delivered hereunder by NEC to MaxLinear as specified in Exhibit A.

1.5	“Licensed Technology” means the Licensed IP Core and the Licensed Documentation, collectively.

1.6	“MaxLinear IP Core” means MaxLinear’s IP core as specified in Exhibit B.

1.7

“Target Device” means a single chip ISDB-T 1 Seg Tuner IC (as specified in Exhibit C) designed and developed by or for MaxLinear and manufactured by or for MaxLinear hereunder incorporating both the Licensed IP Core and the MaxLinear IP Core only.

1.8	“Single Use License” means the right to use the Licensed IP Core in initial and one time implementation for the design and development of a Target Device.

1.9	“Reuse License” means the right to use the Licensed IP Core, in a new or different Target Device from the initial and any subsequent Target Device.

1.10	“Net Sales Revenue” means the gross sales revenue of the Target Device received by MaxLinear, less (i) shipping and packaging charges, (ii) value added tax or similar tax and (iii) insurance charges.

SECTION 2 LICENSE GRANT

2.1	Subject to the terms and conditions of this Agreement, NEC hereby grants to MaxLinear a non-exclusive, non-transferable (except as set forth in Section 13.8), worldwide, royalty-bearing license to:

(a)

use, copy, modify (only to the extent reasonably necessary to incorporate the Licensed IP Core into Target Devices) the Licensed IP Core solely for the purposes of designing and developing Target Devices by exercising the Single Use License;

(b)	manufacture the Target Devices designed and developed under sub-section (a) above;

(c)	directly or indirectly through its resellers, distributors, and other intermediaries sell, distribute and otherwise dispose of the Target Devices manufactured under sub-section (b) above; and

(d)	use, copy, modify, translate and edit the Licensed Documentation, to the extent reasonably necessary to exercise the rights and licenses granted in sub-sections (a) through (c) above.

(e)	use, copy, modify, translate and edit the Licensed Documentation, to the extent reasonably necessary to exercise the rights and licenses granted in sub-sections (a) through (d) above.

2.2	Unless MaxLinear has separately obtained the Reuse License from NEC, MaxLinear shall not exercise any Reuse License hereunder.

2.3

MaxLinear may subcontract any portion of the activities permitted under Section 2.1 to any subcontractor so far as MaxLinear shall not disclose any Confidential Information disclosed by NEC hereunder. If MaxLinear discloses any Confidential Information disclosed by NEC hereunder, MaxLinear shall obtain the prior written approval of NEC to use such subcontractor who works for MaxLinear any portion of the activities permitted under Section 2.1. In any event, MaxLinear shall cause each subcontractor to comply with all of MaxLinear’s obligations hereunder and shall be fully responsible to NEC for any acts or omissions of each subcontractor.

2.4	Except as expressly provided herein, no rights or licenses shall be granted to MaxLinear in connection with the Licensed Technology.

2.5

Nothing contained herein shall transfer or be deemed to transfer to MaxLinear any title, interest or intellectual property rights in the Licensed Technology, which shall remain the exclusive property of NEC, provided that the title, interest or intellectual property rights in the modifications of the Licensed Technology created by or for MaxLinear hereunder, will be owned by MaxLinear, subject to the underlying title, interest or intellectual property rights in the Licensed Technology so retained by NEC.

2.6	Except as expressly provided in Section 2.1, MaxLinear shall not modify any Deliverables. In no event shall MaxLinear modify the features or functionality of the Licensed IP Core in any way.

2.7	MaxLinear shall not develop, manufacture, sell or otherwise dispose of any integrated circuit components incorporating the Licensed IP Core other than the Target Devices.

2.8

MaxLinear shall not sell, distribute or otherwise dispose of any of the Deliverables to any third party (including, without limitation, MaxLinear’s customers) except as incorporated into the Target Devices.

2.9	MaxLinear shall not reverse engineer, reverse compile, disassemble, port or take any other action to discover the methods or concepts of the Deliverables (except for those in the source code form).

2.10	MaxLinear shall not alter or remove, and shall reproduce, any copyright, patent or other proprietary notices or markings contained on or within the Deliverables.

2.11	MaxLinear shall not conduct foundry or other manufacturing activities on behalf of third parties in connection with the use of the Licensed Technology.

SECTION 3 PAYMENT

3.1

In consideration of the licenses granted pursuant to Section 2.1, MaxLinear shall pay to NEC a non-refundable (except as provided in Section 7.2) license fee (“License Fee”) of *** United States dollars (US$***) in installments in accordance with the following payment schedule:

(a) Within thirty (30) days after the Effective Date and delivery of the Deliverables specified in the item (a) of Exhibit A:	US$***

(b) Subject to delivery of the Deliverables,

(i) On or before September 30, 2009:	US$***

(ii) On or before the first anniversary date of the Effective Date:	US$***

***	Indicates that confidential treatment has been sought for this information

3.2

In consideration of the licenses granted pursuant to Section 2.1, within thirty (30) days after the end of each calendar quarter, MaxLinear shall pay to NEC the royalty as calculated at the following royalty rate for each Target Device sold by MaxLinear (“Royalty”).

Quantity of Target Device	Royalty Rate
1-10,000,000	***% of Net Sales Revenues of Target Device
10,000,001-30,000,000	***% of Net Sales Revenues of Target Device
30,000,000-60,000,000	***% of Net Sales Revenues of Target Device
60,000,001 or more	***% of Net Sales Revenues of Target Device

3.3

No royalty shall accrue for any Target Device (i) distributed by MaxLinear as a repair or replacement for any Target Device or (ii) distributed by MaxLinear to any third party for sample shipments. Royalty already paid for any Target Device sold but returned or destroyed shall be credited against future royalties to be paid by MaxLinear to NEC hereunder.

3.4

Within thirty (30) days after the end of each calendar quarter, MaxLinear shall provide NEC with a report showing all information reasonably necessary for computation and/or confirmation of the royalty payments due to NEC for such quarterly period, including, but not limited to, (a) the quantity of the Target Device sold by MaxLinear during such calendar quarter and (b) the total amount of Royalty which accrued during such calendar quarter. If no Royalty has so accrued, that fact shall be shown on such report.

3.5

MaxLinear shall maintain complete books and records regarding the sale of the Target Device for five (5) years after the end of each calendar quarter thereof, which shall include, without limitation, a record of the identity of, and quantities of the Target Device sold by MaxLinear. Not more than one (1) time annually, an independent certified public accountant (selected by NEC and approved by MaxLinear) may, at NEC’s expense, upon reasonable notice and during normal business hours, inspect the books and records of MaxLinear ordinarily held at its offices related to the sale or distribution of the Target Device. If, upon performing such inspection, it is determined that MaxLinear has not paid to NEC any Royalty due to NEC hereunder, MaxLinear shall promptly pay to NEC such Royalty and interest thereof. If the amount of any underpayment is greater than *** percent (***%) of the total payments due NEC in the period being inspected, MaxLinear shall bear and promptly pay to NEC all the costs and expenses actually incurred by NEC in connection with such inspection (including, without limitation, such independent certified public accountant’s fees). If, upon performing such inspection, it is determined that the Royalty have been overpaid, such Royalty shall be credited against future royalties to be paid by MaxLinear to NEC hereunder, unless no further Royalties are due, in which case NEC shall pay to MaxLinear such Royalty within a reasonable time period.

***	Indicates that confidential treatment has been sought for this information

3.6	All the payments to NEC shall be made in United States dollars by means of telegraphic transfer remittance to the bank account designated by NEC in writing in advance.

3.7

Interest shall be paid by MaxLinear on the License Fee, the Royalty and other amount past due and payable to NEC at the rate of *** percent (***%) per annum or the maximum rate allowed by law, whichever is less.

3.8

It shall be MaxLinear’s obligation to pay all taxes imposed in connection with payment of the License Fee and the Royalty by MaxLinear hereunder, with the exception of taxes on NEC’s net income. In the event the government of the country where MaxLinear is located imposes any income tax on NEC and requires MaxLinear to withhold such tax from the payment of the License Fee and the Royalty, MaxLinear may deduct such tax from such payment and pay it to the appropriate tax authority on behalf of NEC. MaxLinear shall provide NEC with a tax receipt received from such tax authority to assist NEC in claiming and receiving a foreign tax credit.

SECTION 4 DELIVERY

NEC shall make reasonable efforts to deliver the Deliverables to MaxLinear in accordance with delivery schedule as specified in Exhibit A.

SECTION 5 WARRANTY

5.1

NEC represents and warrants to MaxLinear that, at the time of the Effective Date, there are no claim, suit or proceeding (a “Claim”) brought by a third party against NEC for infringement or misappropriation by the Deliverables of any third party’s intellectual property rights.

5.2

NEC warrants that it shall, at its expense, provide MaxLinear with revision of the Deliverables made generally available by or for NEC (including corrections of any and all nonconforming items in the Deliverables) during the six (6) month period after the delivery of the Deliverables.

5.3	NEC represents and warrants that it has the right and authority to grant the license stipulated herein.

5.4	NEC represents and warrants that the Deliverables delivered by NEC to MaxLinear hereunder will conform to the applicable specification.

5.5	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEC MAKES NO REPRESENTATION OR WARRANTY, EXPRESSLY OR IMPLIEDLY, IN WHOLE OR IN PART WITH RESPECT TO THE LICENSED TECHNOLOGY, INCLUDING,

***	Indicates that confidential treatment has been sought for this information

BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL NEC BE LIABLE FOR ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY CLAIM BY MAXLINEAR OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM THE USE OF THE LICENSED TECHNOLOGY.

SECTION 6 SUPPORT

6.1

NEC shall provide MaxLinear free of charge with the support as described in Exhibit D for the Deliverables during the one (1) year period after delivery of the Deliverables. For the avoidance of doubt, the terms and conditions of any support not covered by the support provided for in this Section shall be separately discussed in good faith and agreed upon by both parties in writing.

6.2	NEC shall not be required to provide any support to MaxLinear’s customers and subcontractors.

SECTION 7 INDEMNIFICATION

7.1

NEC shall indemnify and hold harmless MaxLinear from any Claim brought by a third party against MaxLinear based upon or arising from the infringement, misappropriation, or violation by the Deliverables of a third party’s intellectual property rights. MaxLinear agrees that the foregoing obligations shall be conditioned upon MaxLinear’s prompt notifying NEC in writing of such Claim, giving NEC sole control over the defense and settlement of such Claim and, at NEC’s sole expense, giving NEC proper and full information and reasonable assistance to settle and/or defend any such Claim. NEC shall have no obligations and liabilities under this Section 7.1 to the extent that (i) such Claim would have been avoided but for any modification of the Deliverables made by or for MaxLinear, (ii) such Claim would have been avoided but for any combination of the Deliverables with anything not delivered by NEC hereunder or (iii) MaxLinear’s failure to comply with NEC’s specifications, requirements or instructions, (iv) the use of the Deliverables after NEC provides a replacement or modified Deliverables, or (v) such Claim arises from MaxLinear’s misuse of such Deliverables as permitted in this Agreement, or (vi)any other misrepresentation solely attributable to MaxLinear.

7.2

Notwithstanding any other provision of this Agreement, if (i) any of the Deliverables delivered by NEC to MaxLinear under this Agreement are held to, or in NEC’s judgment are reasonably likely to be held to, constitute an infringement or a misappropriation of a third party’s rights for which NEC is obligated to indemnify under Section 7.1, and, therefore, (ii) MaxLinear’s use or enjoyment thereof as contemplated by this Agreement is enjoined or threatened to be enjoined, NEC shall notify MaxLinear promptly and NEC shall, at its option and its expense: (a) procure for MaxLinear the right to continue to use the Deliverables as contemplated by this Agreement; or (b) replace the infringing portions of the Deliverables with ones that are non-infringing. If neither remedy is available after the use of commercially reasonable efforts, either party may terminate this Agreement by giving the other thirty (30) day prior written notice. Upon such termination NEC shall refund MaxLinear the amount of the License Fee actually paid by MaxLinear to NEC hereunder.

SECTION 8 MOST FAVORABLE CONDITIONS

Upon NEC’s written request, and provided that the detailed terms and conditions of resale agreement can be mutually agreed upon between both parties, MaxLinear agrees to sell the Target Device to NEC for use in the mobile phone manufactured by or for NEC Corporation under the terms and conditions (including, but not limited to, sales price, payment terms and quality), better than or comparable to those offered by MaxLinear to any other customer under similar circumstances. NEC has the right to resell such Target Device for use in the mobile phone manufactured by or for NEC Corporation.

SECTION 9 CONFIDENTIALITY

9.1

“Confidential Information” means (a) the Deliverables, and (b) any and all data and other information disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) in connection with the purpose of this Agreement, (i) which is disclosed in writing, electric media or other tangible form and clearly marked with a legend identifying it as confidential or proprietary, or (ii) which is disclosed orally or visually and designated as confidential at the time of the oral or visual disclosure and, further, within thirty (30) days after the oral or visual disclosure the summary of which is furnished to the Receiving Party in writing clearly marked with a legend identifying it as confidential or proprietary.

Notwithstanding the foregoing, Confidential Information shall not include information that:

(1)	is publicly available at the time of disclosure or becomes publicly available through no fault of the Receiving Party;

(2)	is already in the lawful possession of the Receiving Party at the time of disclosure;

(3)	is legitimately obtained by the Receiving Party without restriction from a source other than Disclosing Party; or

(4)	is at any time developed independently by employees of the Receiving Party.

9.2	During the term of this Agreement and for the period of ten (10) years thereafter, each party agrees:

(1)

to use the same degree of care (but not less than reasonable care) as it uses with respect to its own proprietary information of a similar nature, not to disclose the Confidential Information to any third party other than those who have a legitimate need to know that particular information for the purpose of this Agreement; and

(2)	not to use the Confidential Information except for the purpose of this Agreement.

Notwithstanding the foregoing, as for the synthesizable RTL VHDL source code of the Licensed IP Core, the confidentiality period therefor shall be indefinite.

9.3

The Receiving Party may make copies, in whole or in part, of the Confidential Information only to the extent necessary for the purpose of this Agreement, provided that the Receiving Party shall reproduce and include Disclosing Party’s proprietary and confidentiality notice on each such copy.

9.4

Notwithstanding Section 9.2, MaxLinear may disclose the Confidential Information disclosed by NEC hereunder to its subcontractors, provided that MaxLinear shall cause such subcontractors to observe the same obligations as provided in this Section 9.

9.5

Notwithstanding Section 9.2, the Receiving Party may disclose the Confidential Information pursuant to the order or legal requirement of a court or other governmental body, provided that the Receiving Party shall provide prompt notice to the Disclosing Party so that the Disclosing Party can seek a protective order or otherwise protect its interests.

9.6	The Receiving Party shall return or destroy all tangible materials containing the Confidential Information, then in its possession, promptly upon expiration or termination of this Agreement.

9.7

Notwithstanding Section 9.2, each party may disclose the terms of this Agreement (a) in confidence, as required by securities or other applicable laws, (b) in confidence, to its accountants, banks, and financing sources and advisors and (c) in confidence, to potential third parties whom either party considers the possibility of assignment of this Agreement and any rights and obligations hereunder in line with Section 13.8.

SECTION 10 LIMITATION OF LIABILITY

EXCEPT FOR BREACH TO THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 9, IN NO EVENT SHALL ANY PARTY BE RESPONSIBLE TO THE OTHER PARTY HEREUNDER FOR ANY LOST PROFITS, LOST DATA OR ANY FORM OF INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR BREACH OF THE CONFIDENTIALITY OBLIGATIONS WITH RESPECT TO THE DELIVERABLES SET FORTH IN SECTION 9, EACH PARTYS TOTAL LIABILITIES UNDER OR ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO FOUR (4) TIMES OF THE AMOUNT OF LICENSE FEE ACTUALLY PAID BY MAXLINEAR TO NEC HEREUNDER. ALL LIABILITIES OF A

PARTY SHALL BE AGGREGATED TO DETERMINE THE SATISFACTION OF SUCH LIMIT.

SECTION 11 TERM AND TERMINATION

11.1	This Agreement shall be valid and in force for a period of three (3) years from the Effective Date.

11.2

If either party (the “Defaulting Party”) shall fail to substantially perform any of its material obligations under this Agreement, the other party (the “Aggrieved Party”) may give written notice to the Defaulting Party specifying the particulars in which the Defaulting Party has so failed to perform its obligations under this Agreement, and stating that the Aggrieved Party intends to terminate this Agreement in the event of continued default. In the event that any default so specified is not remedied within sixty (60) days after the giving of such written notice (the “Cure Period”), the Aggrieved Party may terminate this Agreement after expiration of the Cure Period. However, either party may terminate this Agreement in case of unauthorized use of the Licensed Technology or breach of confidentiality obligation.

11.3

Either party may immediately terminate this Agreement upon written notice to the other party in the event of the other party’s insolvency; or a petition being filed by or against the other party in liquidation; or in the event that the other party shall make an assignment of the benefit of creditors; or a petition shall be filed by or against the other party under any bankruptcy law, corporate reorganization law, or any other law for relief of debtors (or law analogous in purpose or effect).

SECTION 12 EFFECT OF TERMINATION

12.1

Upon expiration or termination of this Agreement, all the right and license granted to MaxLinear hereunder shall cease to exist forthwith. Notwithstanding the foregoing, only except in case of termination by reason of MaxLinear’s uncured material breach, MaxLinear may continue to manufacture and sell Target Device already designed and developed by MaxLinear prior to expiration or termination of this Agreement, subject to MaxLinear’s full compliance with all the terms and conditions of this Agreement (including, but not limited to, payment of the Royalty).

12.2

Within fifteen (15) days after the termination of the rights and licenses pursuant to Section 12.1, MaxLinear shall return to NEC or destroy all the Deliverables and all copies thereof then in its possession; except that MaxLinear may retain copies of the Deliverables to the extent necessary to support its continued manufacture and sale of Target Devices in accordance with Section 12.1.

12.3	The provisions in Sections 3, 5.2, 7, 9, 10, 12 and 13 shall survive expiration or termination of this Agreement for any reason.

SECTION 13 GENERAL

13.1

Both parties shall comply with all laws and regulations applicable to its activities under this Agreement. Without limiting the foregoing, both parties shall: (i) comply with all Japanese or United States Department of Commerce and other United States export controls with respect to the subject matter hereof; and (ii) not produce or distribute any software, products, or technical data in any country where such production or distribution would be unlawful.

13.2

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, U.S.A., without regard to or application of provisions relating to choice of law. In the event of any dispute arising out of or in connection with this Agreement between the parties, each party shall exert its best efforts for an amicable resolution, based upon mutual consultation between the parties in good faith. In the event such dispute cannot be settled by mutual consultation within sixty (60) days after written notification by one party of the existence of such dispute, then such dispute shall be settled by arbitration in Tokyo, Japan if NEC is the defending party, and in San Diego, California, U.S.A. if MaxLinear is the defending party in accordance with the Rules of Arbitration of the International Chamber of Commerce. The award of arbitration shall be final and binding upon the parties hereto and shall not be subject to appeal to any court, and may be entered into the court of competent jurisdiction for its execution forthwith.

13.3

Due to the proprietary and sensitive nature of this Agreement, both parties shall be entitled to preliminary or other injunctive or equitable relief to remedy any actual or threatened dispute arising from any actions in breach of any of obligations under this Agreement. Section 13.2 will not prevent other party from seeking such relief during dispute resolution attempts.

13.4

In no event shall any party or any employees thereof be considered employees of the other party. Further, nothing in this Agreement shall be construed as authorizing either party to represent the other party in any manner whatsoever.

13.5

If any provision of this Agreement is held to be ineffective, unenforceable or illegal for any reasons, such decision shall not affect the validity or enforceability of any or all of the remaining portions hereof, provided that the economic equity of the parties under this Agreement are not substantially affected thereby and provided further that the parties shall negotiate in good faith with respect to alternative or modified provisions which will accomplish the objectives of this Agreement consistent with applicable law.

13.6

All notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by certified or registered airmail, postage prepaid; or by facsimile or other electronic means with a copy of letter mailed as provided above; all to be addressed as follows:

If to NEC:	NEC Electronics Corporation Address: 1753, Shimonumabe, Nakahara-ku, Kawasaki, Kanagawa 211-8668, Japan Name: Isao Nakayama Title: Manager, LSI Design Facsimile No. Telephone No.

If to MaxLinear:	MaxLinear, Inc. Address: 2036 Corte del Nogal, Suite 200, Carlsbad CA 92011-1477, U.S.A. Name: Joe Campa Facsimile No. Telephone No.

Either party hereto may change its address by a notice given to the other party in the manner set forth above.

13.7

No waiver by either party, expressed or implied, of any breach of any term, condition or obligation of this Agreement by the other party shall be construed as a waiver of any subsequent breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or different nature.

13.8	Either party may assign or transfer this Agreement and any rights and obligations hereunder to any third party without the prior written consent of the other party provided that :

(a)	Either party shall notify in writing no later than one week after the date on which such party and such third party reached an agreement on such assignment; and

(b)	The assigning party shall ensure that such third party shall agree in writing to fulfill all such assigning party’s obligations under this Agreement prior to the completion of such assignment.

Notwithstanding the foregoing, MaxLinear may assign or transfer this Agreement and any rights and obligations hereunder to Class A Competitors as specified in Exhibit E with the prior written consent of NEC, provided that :

(a)	MaxLinear shall notify in writing so in advance to NEC; and

(b)

Such Class B Competitor as assigned by MaxLinear shall agree in writing to fulfill all MaxLinear’s obligations under this Agreement (including but not limited to, the obligations set forth in Sections 3 and 8) prior to the completion of such assignment.

Furthermore, MaxLinear may assign this Agreement and any rights and obligations under this Agreement to Class B Competitors as specified in Exhibit F, provided that:

(a)	MaxLinear shall notify in writing so in advance to NEC to the extent that such notification is compliant with US securities laws ;

(b)	MaxLinear shall ensure that such Class B Competitor as assigned by MaxLinear shall agree in writing to fulfill all MaxLinear’s obligations under this Agreement (including but not limited to, the obligations set forth in Sections 3 and 8) prior to the completion of such assignment ;

(c)

MaxLinear shall notify in writing the fact of the MaxLinear’s assignment to such Class B Competitor as assigned by MaxLinear to NEC immediately after the execution of the assignment agreement between MaxLinear and Such Class B Competitor as assigned by MaxLinear ; and

(d)

MaxLinear or such Class B Competitor as assigned by MaxLinear shall agree to pay to NEC the amount of *** United States Dollars (US$***) within ninety (90) days after the date of the execution of the assignment agreement between MaxLinear and Such Class B Competitor as assigned by MaxLinear as a condition for MaxLinear’s assignment to such Class B Competitor as assigned by MaxLinear.

13.9	Section headings are for convenience purposes only and shall not affect the interpretation of this Agreement.

13.10

This Agreement, including all Exhibits, if any, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below:

NEC Electronics Corporation:		MaxLinear, Inc.:

Signature:	/s/ Masao Hirasawa	Signature	/s/ Kishore V. Seendripu

Printed Name:	Masao Hirasawa	Printed Name:	Kishore V. Seendripu

Title:	General Manager,
	Digital Consumer LSI Division	Title:	CEO

Date:	April 1, 2009	Date:	April 6, 2009

***	Indicates that confidential treatment has been sought for this information

Exhibit A

Licensed IP Core, Licensed Documentation and Deliverables

Exhibit B

MaxLinear IP Core

Descriptions of MaxLinear IP Core

703RM based tuner including its successors or enhancements to RF features

Exhibit C

Target Device - Single Use License

Notwithstanding the Single Use License of this Agreement, NEC agrees to consider the following initial implementation of the Licensed IP Core by MaxLinear as the Single Use License exceptionally.

(a)	“Single Tuner SoC”

(b)	“Diversity Tuner SoC”

Note:

Any changes to fix functional bugs, timing problems or package variation of each Target Device to the licensed instantiation of “Single Tuner SoC” and “Diversity Tuner SoC” will be considered as the Single Use License by MaxLinear under this Agreement.

Exhibit D

Support and Training Service

NEC shall provide MaxLinear with the following:

(a)	NEC shall answer to the technical questions on the Deliverables via e-mail, fax, telephone or other means to be mutually agreed upon both parties in writing in advance subject to the following:

- 9:00-17:00 (Japan Time)

- Monday-Friday (excluding the NEC’s Corporate and Japanese Legal Holidays).

(b)

Upon MaxLinear’s written request, NEC shall provide MaxLinear, at a maximum, five (5) days training service at NEC’s premises for MaxLinear’s engineer’s understanding on the Deliverables to be delivered by NEC hereunder. The detailed schedule for such training service shall be separately discussed in good faith and agreed upon by both parties in writing.

Note:

MaxLinear bears and pays to NEC all the costs and expenses incurred by NEC in connection with the above-mentioned training service, including, without limitation, traveling expenses to and from MaxLinear’s designated site, inland transportation expenses in MaxLinear’s designated site, accommodation expenses, daily allowances and other living expenses during their stay in MaxLinear’s designated site.

Exhibit E

Class A Competitors:

TOSHIBA CORPORATION, its subsidiaries and its/their successors

FUJITSU LIMITED, its subsidiaries and its/their successors

Renesas Technology Corporation, its subsidiaries and its/their successors

Exhibit F

Class B Competitors:

Texas Instruments Incorporated, its subsidiaries and its/their successors

QUALCOMM Incorporated, its subsidiaries and its/their successors

Broadcom Corporation, its subsidiaries and its/their successors